Exhibit 99.1

Eargo Announces Closing of Acquisition By Patient Square Capital

Eargo Taken Private for $2.55 per Share in Cash

SAN JOSE, Calif., February 16, 2024 – Eargo, Inc. (Nasdaq: EAR) (“Eargo” or the “Company”), a medical device company on a mission to improve hearing health, announced today the closing of its acquisition by an affiliate of Patient Square Capital (“Patient Square”), a leading health care investment firm.

On October 30, 2023, Eargo announced that Patient Square had signed a definitive agreement to acquire all of the outstanding shares of Eargo common stock not currently owned by Patient Square for $2.55 per share in cash.

Effective as of the closing of the transaction, trading of Eargo’s common stock has been suspended on Nasdaq, and Eargo has requested that its common stock be delisted from Nasdaq.

Ropes & Gray LLP acted as legal counsel to Patient Square. Perella Weinberg Partners LP acted as financial advisor to the Special Committee and Davis Polk & Wardwell LLP acted as its legal counsel. Freshfields Bruckhaus Deringer LLP acted as legal counsel to the Company.

About Eargo

Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online, at retail locations or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, e-mail or video chat. Eargo hearing aids are offered to consumers over the counter without compromising the features, performance, or support that we believe is vital to successfully integrating devices into our customers’ lives. To learn more, please visit https://www.eargo.com/.

Eargo’s seventh generation device, Eargo 7, is an FDA 510(k)-cleared, self-fitting over-the-counter hearing aid featuring Sound Adjust+ with Comfort and Clarity Modes, which focuses on noise reduction and adapting to the user’s environment and needs. Eargo 7 is available for purchase at https://www.eargo.com/.

About Patient Square Capital

Patient Square Capital (www.patientsquarecapital.com) is a dedicated health care investment firm that partners with best-in-class management teams whose products, services and technologies improve health. Patient Square utilizes deep industry expertise, a broad network of relationships and a partnership approach to make investments in companies grow and thrive. Patient Square invests in businesses that strive to improve patient lives, strengthen communities, and create a healthier world.

Contacts

Eargo
Investor Relations Contact
Mark Thorpe
Chief Financial Officer
ir@eargo.com

Patient Square Capital
Zach Kouwe
Dukas Linden Public Relations
646-808-3665
zkouwe@DLPR.com